                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                               Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            COMPUTER CONCEPTS CORP.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                            COMPUTER CONCEPTS CORP.
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                AUGUST 23, 2000
                            ------------------------

To our Stockholders:

     An annual meeting of stockholders will be held at the Grand Hyatt New York, 109 East 42nd Street, New York, New York 10017 on Wednesday, August 23, 2000 beginning at 10:00 a.m. At the meeting, you will be asked to vote on the following matters:

     1.  Election of four directors.

     2. A proposal to amend our certificate of incorporation to change our name to "Direct Insite Corp.", as set forth in Exhibit A.

     3. Ratification of the appointment by the Board of Directors of Hays & Co. as our independent certified public accountants for fiscal/calendar year 2000.

     4.  Any other matters that properly come before the meeting.

     The above matters are set forth in the proxy statement attached to this notice to which your attention is directed.

     If you are a stockholder of record at the close of business on July 17, 2000, you are entitled to vote at the meeting or at any adjournment or postponement of the meeting. This notice and proxy statement are first being mailed to stockholders on or about July 25, 2000.

                                          By Order of the Board of Directors,

                                          JAMES A. CANNAVINO
                                          Chairman of the Board

Dated: July 25, 2000
Bohemia, New York

     WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PRE-ADDRESSED POSTAGE-PAID ENVELOPE AS DESCRIBED ON THE ENCLOSED PROXY CARD. YOUR PROXY, GIVEN THROUGH THE RETURN OF THE ENCLOSED PROXY CARD, MAY BE REVOKED PRIOR TO ITS EXERCISE BY FILING WITH OUR CORPORATE SECRETARY PRIOR TO THE MEETING A WRITTEN NOTICE OF REVOCATION OR A DULY EXECUTED PROXY BEARING A LATER DATE, OR BY ATTENDING THE MEETING, FILING A WRITTEN NOTICE OF REVOCATION WITH THE SECRETARY OF THE MEETING AND VOTING IN PERSON.

                            COMPUTER CONCEPTS CORP.
                                80 ORVILLE DRIVE
                            BOHEMIA, NEW YORK 11716
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                           WEDNESDAY, AUGUST 23, 2000
                            ------------------------

     Our Annual Meeting of Stockholders will be held on Wednesday, August 23, 2000 at the Grand Hyatt New York, 109 East 42nd Street, New York, New York 10017 at 10:00 a.m. This proxy statement contains information about the matters to be considered at the meeting or any adjournments or postponements of the meeting.

                               ABOUT THE MEETING

WHAT IS BEING CONSIDERED AT THE MEETING?

     You will be voting on the following:

     - election of directors;

     - a proposal to amend the Certificate of Incorporation to change our name; and

     - ratification of the appointment of independent certified public accountants.

In addition, our management will report on our performance during fiscal 1999 and respond to your questions.

WHO IS ENTITLED TO VOTE AT THE MEETING?

     You may vote if you owned stock as of the close of business on July 17, 2000. Each share of stock is entitled to one vote.

HOW DO I VOTE?

     You can vote in two ways:

     - by attending the meeting or

     - by completing, signing and returning the enclosed proxy card.

CAN I CHANGE MY MIND AFTER I VOTE?

     Yes, you may change your mind at any time before the vote is taken at the meeting. You can do this by (1) signing another proxy with a later date and returning it to us prior to the meeting or filing with our corporate secretary a written notice revoking your proxy, or (2) voting again at the meeting.

WHAT IF I RETURN MY PROXY CARD BUT DO NOT INCLUDE VOTING INSTRUCTIONS?

     Proxies that are signed and returned but do not include voting instructions will be voted FOR the election of the nominee directors; FOR the proposal to amend our certificate of incorporation to change our name and FOR the appointment of our company's independent certified public accountants.

WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY CARD?

     It means that you have multiple accounts with brokers and/or our transfer agent. Please vote all of these shares. We recommend that you contact your broker and/or our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer agent is Manhattan Transfer Registrar Company (631) 585-7341.

WILL MY SHARES BE VOTED IF I DO NOT PROVIDE MY PROXY?

     If you hold your shares directly in your own name, they will not be voted if you do not provide a proxy. Your shares may be voted under certain circumstances if they are held in the name of a brokerage firm. Brokerage firms generally have the authority to vote customers' unvoted shares on certain "routine" matters, including the election of directors. When a brokerage firm votes its customer's unvoted shares, these shares are counted for purposes of establishing a quorum. At our meeting these shares will be counted as voted by the brokerage firm in the election of directors and appointment of auditors, but will not be counted for all other matters to be voted on because these other matters are not considered "routine" under the applicable rules.

HOW MANY VOTES MUST BE PRESENT TO HOLD THE MEETING?

     Your shares are counted as present at the meeting if you attend the meeting and vote in person or if you properly return a proxy by mail. In order for us to conduct our meeting, a majority of our outstanding shares as of July 17, 2000 must be present at the meeting. This is referred to as a quorum. On July 17, 2000, there were 22,168,338 shares outstanding and entitled to vote.

WHAT VOTE IS REQUIRED TO APPROVE EACH ITEM?

     The affirmative vote of a majority of the votes cast at the Annual Meeting is required for approval of the election of directors and the appointment of our independent certified public accountants. The affirmative vote of a majority of the outstanding shares on the Record Date is required for the approval of the amendment to the Certificate of Incorporation changing our name. A properly executed proxy marked "ABSTAIN" with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

                                STOCK OWNERSHIP

     The following information, including stock ownership, is submitted with respect to our directors, each executive officer named in the "Summary Compensation Table," for all executive officers and directors as a group, and, based solely on filings with the Securities and Exchange Commission, except as otherwise indicated, for each holder of more than five percent of our common stock as of July 17, 2000.

                                                              COMMON STOCK
                                                              BENEFICIALLY    % OF OUTSTANDING
NAME OF BENEFICIAL OWNER                                         OWNED           SHARES(2)
------------------------                                      ------------    ----------------
James A. Cannavino..........................................          --              --
Anthony Coppola(3)(9).......................................     253,500             1.1%
George Aronson(3)(8)........................................     403,000             1.8%
Charles Feld................................................          --              --
Dr. Dennis J. Murray........................................          --              --
Carla J. Stovall............................................          --              --
Daniel DelGiorno, Sr.(1)(3)(4)(5)...........................     458,100             2.1%
Daniel DelGiorno, Jr.(1)(3)(4)(6)...........................     618,100             2.8%
Russell Pellicano(1)(3)(7)..................................     216,500             1.0%
Bo-Tel LLC(3)(10)...........................................   2,220,000            10.0%
All Officers and Directors as a Group (6 persons)...........     656,500             3.0%

---------------
 (1) Messrs. Daniel DelGiorno, Sr., Daniel DelGiorno, Jr. and Russell Pellicano resigned as officers and directors in March 2000 as part of a reorganization plan in which all of our directors resigned and a new board of directors was appointed.

 (2) Based upon 22,168,338 shares outstanding as of July 17, 2000, plus outstanding options exercisable within 60 days owned by above named parties.

 (3) The address of the holder is 80 Orville Drive, Suite 200, Bohemia, New York 11716.

 (4) Includes shares held by his spouse.

 (5) Includes 258,100 options exercisable at $2.00 per share, and 200,000 options exercisable at $1.25 per share.

 (6) Includes 418,100 options exercisable at $2.00 per share, and 200,000 options exercisable at $1.25 per share.

 (7) Includes 35,000 options exercisable at $2.00 per share, 100,000 options exercisable at $1.25 per share and 20,000 options exercisable at $2.09.

 (8) Includes 150,000 options exercisable at $2.00 per share and 150,000 options exercisable at $1.25 per share.

 (9) Includes 105,250, 10,000, 500, 50,000 and 20,000 options at $2.00, $1.34,
     $1.75, $1.25 and $2.09, respectively.

(10) Includes 320,000 shares of our common stock owned by a party which has a financial interest in Internet Tracking & Security Ventures, LLC.

(11) Includes 500, 11,800, 12,500, 10,000 and 10,000 options at $1.75, $2.00,
     $1.25, $1.34 and $2.09, respectively.

                             ELECTION OF DIRECTORS

     Our certificate of incorporation provides for a Board of Directors consisting of not less than three nor more than seven directors. Our Board of Directors now consists of four directors as set forth below:

                                                                                    DIRECTOR
NAME                                                       POSITION HELD             SINCE:
----                                                ---------------------------    -----------
James A. Cannavino(1).............................  Chairman of the Board          March, 2000
                                                      (Chief Executive Officer)
Charles Feld(1)...................................  Director                       March, 2000
Dr. Dennis J. Murray(2)...........................  Director                       March, 2000
Carla J. Stovall(2)...............................  Director                       April, 2000

---------------
(1) Member of the Compensation Committees

(2) Member of the Audit Committee

     Directors will be elected to hold office until the next annual meeting of stockholders or until his successor is chosen and qualified. Shares represented by executed proxies in the form enclosed will be voted, if authority to do so is not withheld, for the election as directors of the aforesaid nominees unless any such nominee shall be unavailable, in which case such shares will be voted for a substitute nominee designated by the Board of Directors. The Board of Directors has no reason to believe that any of the nominees will be unavailable or, if elected, will decline to serve.

DIRECTORS' COMPENSATION

     Effective March, 2000, directors who are not our employees receive a fee of $2,500 for each board of directors meeting attended; $1,500 for participation in a telephone board meeting; $5,000 for membership on a committee of the Board and $1,000 for each committee meeting attended.

     During the fiscal year ended December 31, 1999 there were

     - eight meetings of the Board of Directors

     - two meeting of the Audit Committee

     - four meetings of the Compensation Committee

     Our Audit Committee is involved in discussions with our independent public accountants with respect to the quarterly and year-end audited financial statements, our internal accounting controls and the professional services furnished by our independent public accountants. Our Compensation Committee recommends compensation including stock options to our officers and employees. See "Compensation Committee Report on Executive Compensation." We have no standing nominating committee. Each director attended or participated in at least 75% of the meetings of the Board of Directors and the committees on which he served.

PRINCIPAL OCCUPATIONS OF DIRECTORS

     The following is a brief account of the business experience for the past five years of our directors:

     JAMES A. CANNAVINO has been our Chairman of the Board since March, 2000. Mr. Cannavino is President and Chief Executive Officer of CyberSafe, Inc., a corporation specializing in network security. He was the President and Chief Executive Officer of Perot Systems Corporation through July 1997, and prior to that was a Senior Vice President at IBM, responsible for strategy and development. He also served on the IBM Corporate Executive Committee and Worldwide Management Council, and on the board of IBM's integrated services and solutions company. Mr. Cannavino currently is a consultant to Computer Concepts Corp. and serves on the boards of National Center for Missing and Exploited Children, 7th Level, Inc. and Marist College.

     CHARLES FELD (58 years of age) has been President of the Feld Group, Inc., a provider of temporary chief information officer consulting services, for more than the past five years. Since December 1997, Mr. Feld has also served as operating Chief Information Officer of Delta Air Lines. Prior thereto, from June 1992 until August 1997, Mr. Feld served as operating Chief Information Officer for Burlington Northern Santa Fe. Corp.

     DR. DENNIS J. MURRAY (54) has been President of Marist College since 1979. Under Dr. Murray's leadership, Marist has become one of the most technologically advanced liberal arts colleges in the country, having recently completed a five-year, $16 million joint study with the IBM Corporation that included an integrated voice and data network that connects virtually every room on campus, and the integration of information technology across the curriculum. Dr. Murray serves on several boards, including Bank of New York/Dutchess Division, the Franklin and Eleanor Roosevelt Institute, the McCann Foundation and Vassar Brothers Hospital Foundation. He is also the editor of three books in the field of government and public affairs and is co-author of a guide to corporate-sponsored university research in biotechnology.

     CARLA J. STOVALL (43) has been the Attorney General for the State of Kansas since 1994. Attorney General Stovall also currently serves as Vice President of the National Association of Attorneys General and will become the Association's president in 2001. Attorney General Stovall is active in many organizations such as Kansas Child Abuse Prevention Council, Big Brother/Big Sister and 4-H Club, and recently was honored with the Distinguished Service to Kansas' Children Award.

                                   MANAGEMENT
OUR OFFICERS

     Our officers are:

NAME                               AGE            POSITION HELD WITH THE COMPANY
----                               ---    -----------------------------------------------
James A. Cannavino...............  55     Chairman of the Board (Chief Executive Officer)
Anthony Coppola..................  46     Acting President
George Aronson...................  51     Secretary, Treasurer (Chief Financial Officer)
Arnold Leap......................  32     Chief Information Officer
Lawrence York....................  31     Vice President, President of Global
                                            Telecommunications Solutions division.

     ANTHONY COPPOLA was appointed Acting President in March, 2000. From January, 1999 until his appointment as President, Mr. Coppola was Executive Vice President in charge of development, marketing and sales of our d.b.Express based telecommunications Electronic Bill Presentment Payment Analysis and Reporting software. Beginning in 1994, Mr. Coppola worked with is in various capacities related to sales and marketing management. His responsibilities included the management and direction of the design and programming for the telecommunications applications, as well as direct involvement with the sales and marketing of our applications and services to IBM and our other primary customers. Prior to joining us, Mr. Coppola was President of America Multimedia Corp., a firm active in consulting and the development and marketing of industry specific training software.

     GEORGE ARONSON, C.P.A., has been our Chief Financial Officer since August, 1995. From March, 1989 to August, 1995, he was the Chief Financial Officer of Hayim & Co., an importer/distribution organization.

     ARNOLD LEAP has been our Chief Information Officer since March, 1998. From February, 1997 to March, 1998, he was our Director of Development and Engineering. From February, 1993 to February 1997, Mr. Leap was the MIS Director of AMP Circuits, Inc., a subsidiary of AMP, Inc. His responsibilities included day to day information systems operation as well as the development and implementation of a consolidated ERP and financial systems for three different manufacturing locations.

     LAWRENCE YORK has been our Vice President and President of our Global Telecommunications Solutions division since June 2000. Mr. York began his career in telecommunications with Sprint in 1995 in the marketing and business analysis division. This position led to his recruitment and promotion by MCI Worldcom to the position of senior analyst for business development. From 1998 to his employment with us, Mr. York was Vice President of Telwares, Inc., a telecommunications company.

EXECUTIVE COMPENSATION

     The following table sets forth the annual and long-term compensation with respect to the then Chairman/Chief Executive Officer and each of our other executive officers who earned more than $100,000 for services rendered during the fiscal years ended December 31, 1999, 1998 and 1997. Messrs. Daniel DelGiorno, Sr., Daniel DelGiorno, Jr. and Russell Pellicano resigned as officers and directors in March 2000 as part of our reorganization.

                           SUMMARY COMPENSATION TABLE

                                                                                           LONG-TERM COMPENSATION
                                                                                  -----------------------------------------
                                                 ANNUAL COMPENSATION                            SECURITIES
                                       ----------------------------------------   RESTRICTED    UNDERLYING
NAME AND                      FISCAL                               OTHER ANNUAL     STOCK        OPTIONS/       ALL OTHER
PRINCIPAL POSITION             YEAR     SALARY    BONUS(9)(6)(4)   COMPENSATION     AWARDS     SARS(8)(5)(2)   COMPENSATION
------------------            ------   --------   --------------   ------------   ----------   -------------   ------------
Daniel DelGiorno, Sr.(1)....   1999    $270,000     $1,130,000          $--          --           200,000          --
  Director                     1998     260,000      1,030,000          --           --           190,000          --
                               1997     260,000        327,000          --           --                --          --
Daniel DelGiorno, Jr.(1)....   1999          --      1,354,000          --           --           200,000          --
  President, C.E.O.            1998          --      1,291,000          --           --           350,000          --
  Director                     1997          --        753,000          --           --                --          --
Russell Pellicano(7)........   1999          --        317,000          --           --           100,000          --
  Secretary                    1998          --         76,000          --           --            25,000          --
  Director                     1997          --        199,000          --           --                --          --
George Aronson..............   1999     170,000        532,000          --           --           150,000          --
  Chief Financial Officer      1998     157,000        456,000          --           --           150,000          --
                               1997     157,000        233,000          --           --                --          --
Anthony Coppola(3)..........   1999     136,000        418,000          --           --            60,000          --
  Executive Vice President     1998     125,000         98,000          --           --           105,750          --
                               1997     104,000         12,000          --           --                --          --
All Officers as a Group.....   1999     576,000      3,751,000          --           --           710,000          --
                               1998     542,000      2,951,000          --           --           820,750          --
                               1997     521,000      1,524,000          --           --                --          --

---------------

 (1) In June, 1997, Daniel DelGiorno, Sr. and Daniel DelGiorno, Jr. each held 60,000 stock options (originally granted in 1995) repriced from $15,00 to $.10 (since exercised). In October, 1998, Daniel DelGiorno Sr. and Daniel DelGiorno, Jr. each held 68,100 stock options (originally granted in 1995) repriced from $5.00 to $2.00 (see Note 5).

 (2) Options were granted in April, 1998, at prices ranging from $4.00 to $6.00 per share, expiring December 31, 2000. In October, 1998, these options were repriced to $2.00 and extended to December 31, 2002.

 (3) All of Mr. Coppola's options were repriced to $2.00 in 1998, when the market price was $1.75 per share.

 (4) Bonus amounts reflected above for 1997, were in the form of stock options and our common stock, which were subject to forfeiture and/or restrictions.

 (5) Certain options were repriced in 1997 and all employee options were repriced to $2.00 per share in 1998. (Except for any options which have an exercise price below $2.00).

 (6) Bonus' granted in 1998 for Messrs. DelGiorno, Sr., DelGiorno, Jr., Aronson and Coppola were in the form of restricted shares of Softworks' common stock.

 (7) In October, 1998, Mr. Pellicano has 10,000 options (originally granted in
     1995) repriced from $15.00 to $2.00.

 (8) During 1999, we granted options to Messrs. DelGiorno, Sr., DelGiorno, Jr., Pellicano, Aronson and Coppola in the amounts of 200,000, 200,000, 100,000, 150,000 and 50,000, respectively. These options are fully vested, exercisable at $1.25 per share and expire November 30, 2001. Additionally, during 1999, Mr. Coppola was granted 10,000 options exercisable at $1.34 which expire December 31, 2002.

 (9) We granted cash bonuses in 1999, to Messrs. DelGiorno, Sr., Pellicano, Aronson and Coppola in the amounts of $750,000, $272,000, $150,000 and $200,000, respectively. Mr. Pellicano and Mr. Coppola received $45,000 and $218,000, respectively, in the form of our common stock. The balance of 1999 bonuses are in the form of restricted shares of Softworks' common stock.

EMPLOYMENT AGREEMENTS

     We do not have employment agreements with any of our senior management.

STOCK AND COMPENSATION PLANS

     We have had three stockholder plans.

     Our 1993 Non-Qualified Stock Option Plans for directors, officers, consultants and employees authorized the Board of Directors to make a one time grant of an unspecified number of shares or options in regard to past services, and to grant annually up to ten percent of the outstanding shares at prices equal to or above market prices and up to an additional ten percent at prices below market. This plan was terminated in conjunction with the adoption of the 1995 Stock Option Plan as approved by our shareholders in 1996. At December 31, 1999, no options had been granted at prices below market under the plan, and an aggregate of 1,270,250 options were granted with exercise prices at or above market at prices from $5.00 to $46.30, of which approximately 288,147 have been exercised and 153,252 have terminated without exercise. 420,000 of the options previously granted under the plan were repriced to $5.00 per share in 1995, when our market price was $2.80 per share and 242,500 of those options were repriced to $.10 in 1997, when our market price was $5.00 per share. In 1995, the Chief Executive Officer and President were each granted 30,000 shares and 18,000 options exercisable at $5.00 and 60,000 options exercisable at $15.00 per share (repriced to $.10 per shares in 1997 and exercised in 1998), which issuances were given shareholder approval in 1996.

     As of December 31, 1999, under the 1995 Stock Option Plan 881,350 shares and options to purchase 15,900 shares had been granted under the Plan with exercise prices from $5.00 to $18.00, none of which have been exercised or terminated. As of December 31, 1999, 2,271,680 options and/or warrants had been granted outside of the Plans, at prices ranging between $2.50 and $46.30 per share, of which 162,437 have been exercised (by non-affiliates) and 114,994 have terminated without exercise. In October, 1998, 2,234,235 options previously granted to employees were extended to December 31, 2002, and repriced to $2.00 when the market price was $1.75. At December 31, 1999, an aggregate of 4,282,000 options and/or warrants were outstanding under all our plans, of which 4,282,000 are outstanding as of July 17, 2000. Of these options, as of December 31, 1999, an aggregate of 2,225,000 options were exercisable at $1.25 to $2.09 per share under the 1998 Stock Option Plan.

STOCK OPTION REPRICING

     As previously reported in our Form 10-Q for the period ended June 30, 1997, and Form 10-K for the period ended December 31, 1998, we repriced certain outstanding stock options with exercise prices lower than the terms of the original grants. These actions were taken in order to provide an appropriate incentive to these individuals. The following table sets forth certain information concerning the repricing of options within the previous ten years. We have not issued any SARs.

                         TEN-YEAR OPTIONS REPRICINGS(1)

                                                                                                 LENGTH OF ORIGINAL
                                      NUMBER OF                      EXERCISE PRICE                 OPTION TERM
                                     SECURITIES    MARKET PRICE OF     AT TIME OF                   REMAINING AT
                                     UNDERLYING     STOCK AT TIME         NEW                         DATE OF
                                      REPRICED      OF REPRICING      REPRICING OR    EXERCISE      REPRICING OR
NAME                        DATE     OR AWARDED     OR AMENDMENT       AMENDMENT       PRICE      AMENDMENT (YRS.)
----                       -------   -----------   ---------------   --------------   --------   ------------------
Daniel DelGiorno, Sr. ...  6/27/97      60,000         $ 5.00            $15.00        $  .10           1.5
Daniel DelGiorno, Jr. ...  6/27/97      60,000           5.00             15.00           .10           1.5
George Aronson...........  6/27/97       2,500           5.00             15.00           .10           1.5
Daniel DelGiorno, Sr. ...  5/01/95      50,000           2.80             12.50          5.00           4.0
Daniel DelGiorno, Jr. ...  5/01/95      50,000           2.80             12.50          5.00           4.0
Daniel DelGiorno, Sr. ...  8/25/94      50,000          11.87             25.60         12.50           4.7
Daniel DelGiorno, Jr. ...  8/25/94      50,000          11.87             25.60         12.50           4.7
Daniel DelGiorno, Sr. ...  10/8/98     258,100           1.75              5.00          2.00           2.2
Daniel DelGiorno, Jr. ...  10/8/98     418,000           1.75              5.00          2.00           2.2
George Aronson...........  10/8/98     150,000           1.75              5.00          2.00           2.2

---------------
(1) For discussion regarding the repricing, see "Compensation Committee Report -- Stock Option Repricing."

OPTION/SAR GRANTS IN LAST FISCAL YEAR

     In 1999, Messrs. DelGiorno, Sr., DelGiorno, Jr., Aronson, Pellicano and Coppola were granted vested stock options expiring November 30, 2001, which are exercisable at $1.25 per share as follows: 200,000, 200,000, 150,000 100,000, and 50,000, respectively. Mr. Coppola was granted an additional 10,000 fully vested options in June, 1999, exercisable at $1.34 expiring December 31, 2002.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

     The following table set forth certain information with respect to stock option exercises by the named Executive Officers during the fiscal year ended December 31, 1999, and the value of unexercised options held by them at fiscal year-end.

                                                                    NUMBER OF               VALUE OF UNEXERCISED
                                                               UNEXERCISED OPTIONS         IN-THE-MONEY OPTIONS AT
                                SHARES                         AT FISCAL YEAR-END            FISCAL YEAR-END(1)
                             ACQUIRED ON       VALUE       ---------------------------   ---------------------------
NAME                         EXERCISE (#)   REALIZED ($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                         ------------   ------------   -----------   -------------   -----------   -------------
Daniel DelGiorno, Jr. .....      --             --           458,100          --           $87,600          $--
Daniel DelGiorno, Sr. .....      --             --           618,100          --            87,600          --
Russell Pellicano..........      --             --           135,000          --            43,800          --
George Aronson.............      --             --           300,000          --            65,700          --
Anthony Coppola............      --             --           165,750          --            25,380          --

---------------
(1) Market Value of our common stock on December 31, 1999 was $1.688. In-the-money options at year end were as follows: Messrs. Daniel DelGiorno, Sr. -- 200,000, Daniel DelGiorno, Jr. -- 200,000, Pellicano -- 100,000;
    Aronson -- 150,000; and Coppola -- 60,000.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     (1) We have, from time to time advanced funds to Messrs. Daniel DelGiorno, Sr. and Daniel DelGiorno, Jr. with such advances being payable upon demand and bear interest at the rate of 7% per annum. At December 31, 1999, the loan balance due from these two officers was approximately $1,663,000. Additionally, at December 31, 1999, a loan balance of approximately $159,000 was due from Mr. Aronson. During the first quarter of 2000, Messrs. Daniel DelGiorno, Sr. and Daniel DelGiorno, Jr. repaid approximately $1,547,000 consisting of $624,000 and 410,179 shares of our common stock, valued at $923,000. Mr. Aronson repaid his loan in full.

     (2) In March, 2000, as part of our restructuring plan, we entered into retirement arrangements with Daniel DelGiorno, Jr., Daniel DelGiorno, Jr., and Russell Pellicano and our other board members. $1,500,000 was paid with 75,000 shares of NetWolves Corporation common stock, $100,000 was paid with 50,000 shares of our common stock, $558,000 was paid in March 2000, $4,800,000 was paid in April 2000, $500,000 is payable on or before March 1, 2001 and $77,000 is for employee benefits payable over various time periods.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During fiscal 1999, our Compensation Committee consisted of Messrs. Russell Pellicano, Augustin Medina and Jack S. Beige. None of these persons were our officers or employees during fiscal 1999 nor had any relationship requiring disclosure in this Proxy Statement.

     In accordance with rules promulgated by the Securities and Exchange Commission, the information included under the captions "Compensation Committee Report on Executive Compensation" and "Perform-ance Graph" will not be deemed to be filed or to be proxy soliciting material or incorporated by reference in any prior or future filings by us under the Securities Act of 1933 or the Securities Exchange Act.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The members of our Compensation Committee of the Board of Directors is responsible for annually and/or periodically upon request of the Board, recommending to the Board of Directors the cash and/or other compensation for our executive officers. Such compensation will generally be determined by the Board of Directors based on the recommendation of the Compensation Committee, subject to applicable employment agreements. The majority of the members of the Compensation Committee in 1999 were directors who are not our employees or any of our affiliates. Set forth below is the Committee's report on the compensation policies for 1999 as they affected our executive officers.

     With regard to executive compensation, it is our philosophy to provide a program which attracts and retains executive officers and other key employees critical to our success, and to reward executive officers for corporate, group and individual performance. Executive compensation, including the Chairman and CEO, is evaluated by the Committee using the aforementioned subjective criteria and is not based solely on specific objective criteria such as profitability of the corporation or market value of its stock, however, it is noted that management has followed a policy of granting compensation which is largely tied to shareholder values by the issuance of restricted stock and/or stock options whereby the value to the parties receiving such grants is thereby tied directly to increases in all shareholders' market values. The Chief Executive Officer also makes recommendations to the Committee regarding the total compensation payable to the executives, other than himself, for each fiscal year, which recommendations the Committee has the discretion to accept or modify as it deems appropriate. The Committee sets the compensation payable to the Chief Executive Officer relying on similar factors. Through 1999, Mr. DelGiorno, Jr. did not accept the recommendation of the Committee that he be paid a cash salary, preferring to directly align himself with the interests of the shareholders through the receipt of stock or options. Of our three senior officers, Daniel DelGiorno, Sr., Daniel DelGiorno, Jr., and Russell Pellicano, none of them received cash compensation during 1994, only Daniel DelGiorno, Sr. received cash compensation in 1995, and only Daniel DelGiorno, Sr. and Russell Pellicano in 1996 through 1999. The compensation committee will continue a policy of compensation primarily through stock or options, thereby tying executive compensation to increases in shareholder market values without depletion of our cash resources. Our compensation programs are intended to enable us to attract, motivate, reward and retain the management talent required to achieve aggressive corporate objectives in a rapidly changing industry, and thereby increase stockholder value. It is our policy to provide incentives to its senior management to achieve both short-term and long-term objectives and also to reward exceptional performance and contributions to the development of our business. To attain these objectives, our executive compensation program includes a competitive base salary, coupled with executive bonus arrangements which are "at risk" based on the performance of our business, primarily as reflected in the achievement of certain revenue, earnings and growth goals, as well as standard company benefit programs such as health insurance and a 401k plan. Our employees and consultants, including our executive officers, may also be granted stock and/or stock options and other awards periodically in order to more directly align their interests with the long-term financial interests of the our stockholders.

  Base Salary

     Each year the Committee examines the salaries of our officers. The executive officers do not have employment agreements which provide for a base salary, however, the Committee has recommended that the Board consider entering into employment agreements with all of its key personnel. The Committee provides recommendations for salary levels based on information available about salaries in our industry, inflation and the performance of the individuals. In 1999, no increases in base salary occurred.

  Stock and/or Stock Options

     Stock and/or stock options are awarded to executives in order to encourage future management actions aimed at improving our sales efforts, client development and service quality, revenues and ultimately profitability. If we are successful in improving these areas, it is anticipated that these actions will generate a positive impact on the value of our common stock for all stockholders, and the individuals will be given the opportunity to share in the increased value of the results of their efforts. In regard to 1999, 200,000 restricted shares of our common stock were granted to each of Daniel DelGiorno, Sr. and Jr. The Committee noted that the grants continued to align management and shareholder interests while also providing meaningful performance incentives to the recipients in conjunction with the realities of the market price of our securities. The Committee and Board believe that these grants are in appropriate amounts in light of the contributions to, and sacrifices made on our behalf, and provide an incentive for management to maximize long-term shareholder value.

  Chief Executive Officer Compensation

     In establishing Mr. DelGiorno, Jr.'s compensation level, consideration is given to his individual performance level as well as to factors discussed above for all executive officers. Although the Committee has recommended a base salary, he has not accepted the recommendation, requesting instead that he continue to be compensated through stock or options which directly align his interests and potential rewards with our stockholders.

  Section 162(m) of the Federal Income Tax Code

     Generally, Section 162(m) denies deduction to any publicly held company for certain compensation exceeding $1,000,000 paid to the chief executive officer and the four other highest paid executive officers, excluding among other things certain performance-based compensation. The Compensation Committee and Board intend that the stock options issued qualify for the performance-based exclusion under Section 162(m). The Compensation Committee will continually evaluate to what extent Section 162 will apply to its other compensation programs.

                                          Respectfully submitted,
                                          The Compensation Committee

                                          Russell Pellicano
                                          Augustin Medina
                                          Jack S. Beige

                               PERFORMANCE GRAPH

     The following graph sets forth the cumulative total return to our stockholders during the five year period ended December 31, 1999 as well as an overall stock market index (S&P 500 Index) and our peer group index (S&P Computer Software & Services):

                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
             AMONG COMPUTER CONCEPTS CORPORATION, THE S&P 500 INDEX
               AND THE S&P COMPUTERS (SOFTWARE & SERVICES) INDEX
[GRAPH TO COME]

                                                                                                             S & P COMPUTERS
                                                    COMPUTER CONCEPTS                                          (SOFTWARE &
                                                       CORPORATION                  S & P 500                   SERVICES)
                                                    -----------------               ---------                ---------------
12/94                                                       100                         100                          100
12/95                                                    344.02                      137.58                       140.54
12/96                                                        72                      169.17                       218.48
12/97                                                        64                      225.61                       304.35
12/98                                                        26                      290.09                       551.47
12/99                                                     25.64                      351.13                      1019.84

* $100 INVESTED ON 12/31/94 IN STOCK OR INDEX -- INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING DECEMBER 31.

               PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION
                               TO CHANGE OUR NAME

GENERAL

     The Board of Directors has proposed and recommended to its stockholders a proposal which authorizes the Board in its discretion to file an amended Certificate of Incorporation which amends Article FIRST of our Certificate of Incorporation to change our name to "Direct Insite Corp."

BOARD POSITION AND REQUIRED VOTE

     The proposal will be adopted only if it receives the affirmative vote of a majority of the outstanding shares of common stock. The Board of Directors believes that the proposed amendment is in the best interests of our company and its stockholders in that it represents a name more appropriate for the nature of its business under its recent restructuring plan. Accordingly, the Board of Directors recommends a vote FOR its adoption. Proxies received will be voted in favor of the proposed amendment unless otherwise indicated.

               PROPOSAL TO APPOINT INDEPENDENT PUBLIC ACCOUNTANTS

GENERAL

     The Board of Directors recommends that the stockholders approve the appointment of Hays & Co. as our company's independent public accountants to examine our financial statements for the fiscal/calendar year ending December 31, 2000.

BOARD POSITION AND REQUIRED VOTE

     The proposal will be adopted only if it receives the affirmative vote of a majority of the votes cast at the Annual Meeting. The Board of Directors recommends a vote FOR the ratification of the appointment of Hays & Co. as our independent public accountants.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     Hays & Co. acted as our independent public accountants for the fiscal year ended December 31, 1999 and has been selected by the Board of Directors, upon the recommendation of the Audit Committee, to continue to act as our independent public accountants for the 2000 fiscal year.

     A representative of Hays & Co. plans to be present at the Annual Meeting with the opportunity to make a statement if he desires to do so, and will be available to respond to appropriate questions.

                              FINANCIAL STATEMENTS

     A copy of our Annual Report to Stockholders for the fiscal year ended December 31, 1999, including our Form 10-K for said period, and our Quarterly Report on Form 10-Q for the three month period ended March 31, 2000, has been provided to all stockholders as of the Record Date. Stockholders are referred to the report for financial and other information about us, but such report is not incorporated in this proxy statement and is not a part of the proxy soliciting material.

                           FORWARD LOOKING STATEMENTS

     All statements other than statements of historical fact included in this proxy statement are forward-looking statements. When used in this proxy statement, words such as "anticipate," "believe," "estimate," "expect," "intend" and similar expressions, as they relate to us or our management, as well as assumptions made by and information currently available to our management, identify forward-looking statements. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors including, but not limited to, the effect of business and economic conditions; the impact of competitive products and pricing; and capacity and supply constraints or difficulties. Such statements reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity.

                           MISCELLANEOUS INFORMATION

     As of the date of this Proxy Statement, the Board of Directors does not know of any business other than that specified above to come before the meeting, but, if any other business does lawfully come before the meeting, it is the intention of the persons named in the enclosed Proxy to vote in regard thereto, in accordance with their judgment.

     We will pay the cost of soliciting proxies in the accompanying form. In addition to solicitation by use of the mails, certain of our officers and employees may solicit proxies by telephone, telegraph or personal interview. We may also request brokerage houses and other custodians, and, nominees and fiduciaries, to forward soliciting material to the beneficial owners of stock held of record by such persons, and may make reimbursement for payments made for their expense in forwarding soliciting material to the beneficial owners of the stock held of record by such persons.

     We must receive stockholder proposals with respect to our next annual meeting of stockholders no later than March 31, 2001 to be considered for inclusion in our next Proxy Statement.

                                          By Order of the Board of Directors,

                                          JAMES A. CANNAVINO
                                          Chairman of the Board

Dated: July 25, 2000
Bohemia, New York

                                                                       EXHIBIT A

                 AMENDMENT TO THE CERTIFICATE OF INCORPORATION
                               CHANGING OUR NAME

     The following sets forth the changes to Article "FIRST" of our Certificate of Incorporation if the proposed amendment is approved:

     "FIRST: The name of the corporation is: DIRECT INSITE CORP."

                            COMPUTER CONCEPTS CORP.

                  BOARD OF DIRECTORS PROXY FOR ANNUAL MEETING
                                AUGUST 23, 2000

     The undersigned hereby appoints James A. Cannavino and Charles Feld, or either of them, attorneys and Proxies with full power of substitution in each of them, in the name and stead of the undersigned to vote as Proxy all the stock of the undersigned in COMPUTER CONCEPTS CORP., a Delaware corporation, at the Annual Meeting of Stockholders scheduled to be held on August 23, 2000 and any adjournments thereof.

THE SHARES REPRESENTED HEREBY SHALL BE VOTED BY PROXIES, AND EACH OF THEM, AS SPECIFIED AND, IN THEIR DISCRETION, UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. STOCKHOLDERS MAY WITHHOLD THE VOTE FOR ONE OR MORE NOMINEE(S) BY WRITING THE NOMINEE(S) NAME(S) IN THE BLANK SPACE PROVIDED ON THE REVERSE HEREOF. IF NO SPECIFICATION IS MADE, THE SHARES WILL BE VOTED FOR THE ELECTION OF DIRECTORS, AND FOR EACH OF THE OTHER PROPOSALS AS SET FORTH ON THE REVERSE HEREOF.

                  (Continued and to be signed on reverse side)
                                SEE REVERSE SIDE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF DIRECTORS.

1.  Election of the following nominees, as set forth in the proxy statement:

NOMINEES:  James A. Cannavino, Charles Feld, Dr. Dennis J. Murray, Carla J.
Stovall

[ ]  FOR all nominees listed above  [ ]  WITHHOLD authority to vote

(Instruction: To withhold authority to vote for any individual nominee, print the nominee's name on the line provided below)

--------------------------------------------------------------------------------

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSALS:

2. Proposal to amend the Company's Certificate of Incorporation to change the name of the Company, as set forth in the Proxy Statement.

             FOR [ ]             AGAINST [ ]             ABSTAIN [ ]

3. Proposal to ratify the appointment of Hays & Co. as the Company's independent certified public accountants as set forth in the Proxy Statement.

             FOR [ ]             AGAINST [ ]             ABSTAIN [ ]

4. Upon such other business as may properly come before the meeting or any adjournment thereof.

     PLEASE DATE, SIGN AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE

SIGNATURE(S)
--------------------------------------------------------------------------------
DATED:
--------------------, 2000